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                                                                 Exhibit 10.31.1


NOTIFICATION TO FORMER SENIOR MANAGERS OF
ALLIANCE FOREST PRODUCTS INC - TRANSLATION

Individual letters to MM. P. Monahan, G. Cabana, J.S. Lebel, G. Auger, P. Cote,
D. Laberge, D. Laliberte, R. Provencher and Jean-Guy Gravelle.

SUBJECT : HARMONIZATION OF METHODOLOGY TO BE USED TO QUANTIFY TERMINATION BENEFITS PAYABLE UNDER THE DEFINED BENEFITS (DB) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP OR (TOP HAT))

Dear (surname),

As a result of pension integration for non negotiated personnel based in Canada, for service completed since January 1, 2003, we will harmonize the methodology to be used, if ever applicable, to quantify termination benefits payable under the Defined Benefits (DB) Supplemental Executive Retirement Plan (SERP).

Except for Company-triggered termination without cause, if you were to leave the employment of the Company prior to reaching age 55, termination benefits payable under the DB SERP would be computed by using the same discount rate as the one used to determine the commuted value of your retirement benefits payable from the Pension Plan offered to Non-Negotiated Employees (1995) of Bowater Canadian Forest Products Inc. (the registered plan).

In the case of Company-triggered termination without cause prior to reaching age 55, termination benefits payable from the DB SERP would be the sum of:


    A) for service prior to January 1, 2003, the commuted value of termination benefits computed by using a discount rate equal to 50% of the discount rate used to determine the value of termination benefits payable from the registered plan; and
    B) for service since January 1, 2003, the commuted value of termination benefits computed by using the same discount as the one used to determine the termination benefits payable from the registered plan.

This administrative change has no impact if you were to elect normal or early retirement (termination of employment after age 55). Change introduced for service since January 1, 2003 has no impact on your termination benefits prior to reaching age 55, except if the Company were to terminate your employment without cause. Finally, this modification does not reduce the value of your accrued benefits as of December 31, 2002.

I remain available to answer any question you may have.



Georges Cabana,
Vice-President, Human Resources and Public Affairs, Canada

Copies : James T. Wright
         Carol Hinton